Exhibit 99.1

FOR IMMEDIATE RELEASE

Loxo Oncology Prices Follow-On Offering of Common Stock

STAMFORD, Conn., November 11, 2015 — Loxo Oncology, Inc. (Nasdaq: LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today announced the pricing of its underwritten public offering of 2,500,000 shares of common stock at a public offering price of $26.50 per share. Gross proceeds to Loxo Oncology from this offering are expected to be approximately $66.3 million. Loxo Oncology intends to use the net proceeds from this offering for general corporate purposes, which may include funding research and development, increasing its working capital, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

Loxo Oncology also has granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of its common stock offered in the public offering, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions. All of the shares will be offered and sold by Loxo Oncology.

The offering is expected to close on November 17, 2015, subject to customary closing conditions. Citigroup Global Markets Inc. and Cowen and Company, LLC are acting as the joint book-running managers for the offering. Stifel is acting as joint lead manager, and Oppenheimer & Co. Inc. and Trout Capital LLC are acting as co-managers.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was filed by Loxo Oncology with the Securities and Exchange Commission (“SEC”) on August 3, 2015 and declared effective by the SEC on August 11, 2015. A final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus@citi.com or by phone at (800) 831-9146 or Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by calling (631) 274-2806 or by faxing (631) 254-7140.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Loxo Oncology’s common stock, nor shall there be any sale of Loxo Oncology’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related prospectus supplement.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected gross proceeds of the offering, the anticipated use of proceeds of the offering and the timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Loxo Oncology’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 10, 2015, the prospectus supplement related to the public offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Loxo Oncology’s results of operations, which would, in turn, have a significant and adverse impact on Loxo Oncology’s stock price. Loxo Oncology cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Loxo Oncology undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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Contacts

Loxo Oncology, Inc.

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Dan Budwick
Pure Communications, Inc.

973-271-6085
dan@purecommunicationsinc.com